U.S. Executive Offices P.O. Box 0445 155 Chestnut Ridge Road Montvale, NJ 07645

August 7, 2008

Mr. Steve Shawley
21 Upper Conway Court
Chesterfield, MO 63017

Dear Steve,

The purpose of this letter, which serves as an addendum to your employment agreement dated June 5, 2008, is to confirm additional considerations agreed to by the Chairman and the Compensation Committee of the Board.

Since your new role as Chief Financial Officer requires relocation to North Carolina, and results in the sale of both your Minneapolis and Missouri homes during a downturn in the housing market, two exceptions to the Company’s relocation policy have been approved. The first exception provides loss-on-sale protection to cover the full difference between the appraisal value and the documented purchase price paid for both homes. The second exception provides for Company reimbursement to offset any additional taxes that may result from the first exception.

Steve, if you have any questions or concerns regarding the provisions of this letter, please do not hesitate to contact me directly on (201) 573-3137.

Very truly yours,

Robert C. Butler
Vice President, Global Compensation & Benefits